Chittenden Corporation
2 Burlington Square
P.O. Box 820
Burlington, Vermont 05402-0820        Kirk W. Walters                 [LOGO]
802-658-4000                          (802) 660-1561

--------------------------------------------------------------------------------
For Immediate Release



July 18, 2001
                                                                      20/01


CHITTENDEN REPORTS EARNINGS AND  QUARTERLY DIVIDENDS
-------------------------------  -------------------
ANNOUNCES STOCK SPLIT
---------------------

Burlington, VT -- Chittenden Corporation (NYSE:CHZ) Chairman, President and Chief Executive Officer, Paul A. Perrault, today announced second quarter 2001 net income of $0.55 per diluted share, compared to the $0.53 per diluted share earned in the second quarter of 2000. Total net income for the 2001 second quarter was $14.3 million compared to net income of $14.5 million earned in the same period last year. For the first six months of 2000, earnings were $28.8 million or $1.10 per diluted share, compared to $29.9 million or $1.07 per diluted share earned on an operating basis last year. The decline in net income was primarily attributable to the Corporation's share repurchase program.

In addition, Chittenden announced a five-for-four stock split. The stock split will be distributed on September 14, 2001, to shareholders of record on August 31, 2001. Chittenden also announced its quarterly dividend of $0.24 per pre-split share. The dividend will be paid on August 17, 2001, to shareholders of record on August 3, 2001.

On April 30, 2001, Chittenden announced that it had completed its acquisition of Maine Bank & Trust, a commercial bank headquartered in Portland, Maine. The transaction has been accounted for as a purchase and, accordingly, the operations of Maine Bank & Trust (MBT) are included in Chittenden's consolidated financial statements from the date of acquisition.

In making the announcement, Perrault said, "We are pleased to have Maine Bank & Trust on board with us. Their commercial banking and strong asset management operations are very complimentary with the other members of the Chittenden group. I am encouraged by the growth of our core commercial portfolio, both as a result of the Maine acquisition, as well as in the existing portfolios. Competition remains intense so we must continue to work diligently to make progress, while being thoughtful in light of the economy."

Chittenden continues to periodically repurchase shares under its share repurchase program. The program authorizes the repurchase of up to 4 million shares of the Corporation's common stock (approximately 14% of the Company's outstanding Common Stock at the time it was announced). As of June 30, 2001, approximately 3 million shares had been repurchased. Based on the resolution passed by the Corporation's Board of Directors, the Company has until July 2002 to purchase the remaining one million shares.

                                    - more -

Chittenden Corporation
2 Burlington Square
P.O. Box 820
Burlington, Vermont 05402-0820        Kirk W. Walters                 [LOGO]
802-658-4000                          (802) 660-1561

--------------------------------------------------------------------------------
For Immediate Release

Total assets increased from $3.8 billion at June 30, 2000 to $3.9 billion at June 30, 2001. Total loans were flat from a year ago at $2.9 billion as of June 30, 2001. Of these amounts, Maine Bank & Trust contributed total assets of approximately $256 million, and total loans of approximately $174 million. Residential real estate loans declined $69 million from a year ago due to higher levels of prepayments caused by declining market interest rates. For the quarter, residential real estate loans were up $10 million from March 31, 2001. This was due to the addition of approximately $36 million of variable rate home equity loans in the MBT portfolio. During the quarter, the Company originated predominantly fixed rate residential loans, which were sold on the secondary market rather than variable rate residential real estate loans, which it keeps in portfolio.

Consumer loans declined $107 million from June 30, 2000. Of that amount, approximately $39 million was due to the sale of the retail credit card portfolio, which occurred in the first quarter of 2001. In addition, paydowns on the automotive finance portfolio, driven by lower market interest rates, outpaced originations. The Company's decision effective January 1, 2001, to concentrate its lease origination efforts in Vermont, while scaling back in Massachusetts, also affected automotive finance originations in the first two quarters of 2001.

Overall commercial loan balances increased approximately $205 million from a year ago. Approximately $126 million was attributed to the purchase of Maine Bank & Trust. Excluding the effect of MBT, the commercial portfolio at June 30, 2001 was $79 million higher than a year ago, with growth primarily in the commercial category while commercial real estate loans were flat.

Total deposits increased approximately $288 million from a year ago, primarily in demand and money market/savings accounts. Much of the increase was due to the acquisition of MBT, which contributed $209 million in deposits at June 30, 2001. However, the existing franchise also grew its deposits by approximately 2.5% from the level a year ago.

The net interest margin for the second quarter of 2001 was 4.87%, compared with 4.66% in the same period of 2000, and 4.78% for the first quarter of 2001. The net interest margin for the first six months of 2001 was 4.83%, compared with 4.74% for the 2000 period. Net interest income was $42.7 million for the second quarter of 2001 and $41.4 million for the second quarter of 2000. For the first half of 2001, net interest income was $82.9 million, compared with $84.2 million in 2000. The increase in net interest margin from the second quarter of 2000 was attributed primarily to a lower cost of funds in 2001 due to a reduction in short-term borrowings, as well as the acquisition of MBT.

The provision for possible loan losses was approximately $4 million in 2001 compared to $4.35 million in 2000. For the quarter, the provision was $2.1 million in 2001 compared to $2.2 million in 2000. The lower provision in 2001 was due to the sale of the retail credit card portfolio. Net retail credit card charge-offs in 2000 were $1.3 million or approximately $325,000 per quarter.



                                     -more-

Chittenden Corporation
2 Burlington Square
P.O. Box 820
Burlington, Vermont 05402-0820        Kirk W. Walters                 [LOGO]
802-658-4000                          (802) 660-1561

--------------------------------------------------------------------------------
For Immediate Release

Noninterest income amounted to $15.4 million for the second quarter of 2001 and $32.6 million for the first half of 2001, up from $13.6 million and $27.1 million for the respective periods last year. Gains on sales of loans increased $1.4 million for the second quarter to $1.9 million. For the year, gains on sales of loans consisted of $2.6 million from mortgage banking activities and a $4.3 million gain on the sale of the Company's retail credit card portfolio recorded in the first quarter. Increases in investment management, insurance, and service charges on deposits income were offset by declines in credit card income (due to the sale of the retail portfolio in the first quarter) and other income.

Noninterest expenses were $33.8 million for the first quarter of 2001 compared to $30.7 million for the first quarter of 2000. Salaries and employee benefits increased $2.5 million from the second quarter of 2000. Approximately half of this increase was attributable to the inclusion of MBT in the 2001 amounts.
In addition, accruals for incentive compensation were $1.3 million higher in 2001 than in 2000. Net occupancy expenses for the second quarter of 2001 were $4.3 million compared with $3.7 million a year ago. The majority of this increase was also due to the inclusion of MBT. Amortization of intangibles also increased due to the MBT acquisition as a result of recording goodwill of approximately $20.4 million in the transaction.

For the first six months, total noninterest expenses were $66.8 million in 2001, compared with $63.5 million the year before. Salaries and employee benefits increased $4.0 million from the 2000 level. Approximately $2.5 million of the variance in salaries and benefits related to the second quarter (see previous paragraph). In addition, a $1.3 million pension curtailment gain taken in the first quarter of 2000 upon the merger of the Vermont National and Chittenden Bank pension plans reduced expenses for the previous year. Net occupancy and amortization expenses increased $493,000 and $193,000, respectively, for the first six months primarily as a result of the inclusion of MBT in the 2001 amounts.

The results for the first six months of 2001 include the net gain of $4.3 million on the sale of the Company's retail credit card portfolio recorded in the first quarter of 2001 which was substantially offset by the following charges: $600,000 accrued for medical and dental claims incurred but not yet reported (IBNR); $428,000 in investment losses; $700,000 accrued in relation to space vacated by restructurings; $850,000 in conversion and miscellaneous charge-offs; $225,000 for an additional accrual for residual losses on the auto lease portfolio; and legal fees of $200,000 due to the settlement of several ongoing matters.

During the first quarter of 2000 the Company recorded a pre-tax loss of $833,000 on the sale of the final Vermont National branch required to be divested as a condition of regulatory approval of the VFSC acquisition. After income taxes, the net loss recorded in the first quarter of 2000 as a result of the divestiture was $792,000. Included in the divestiture were $27.1 million in deposits and $3.9 million in loans. The magnitude of the after-tax loss compared to the pre-tax loss is caused by the non-deductibility for income tax purposes of the goodwill allocation. Including the loss on the sale of the branch, and the associated goodwill allocation, net income for the first six months of 2000 was $29.1 million, or $1.04 per diluted share.

                                    - more -

Chittenden Corporation
2 Burlington Square
P.O. Box 820
Burlington, Vermont 05402-0820        Kirk W. Walters                 [LOGO]
802-658-4000                          (802) 660-1561

--------------------------------------------------------------------------------
For Immediate Release

The Corporation's effective income tax rates were 35.5% for the first six months of 2001 and 32.5% for the same period in 2000, after adjusting for the tax effect of the branch sale. In addition, the 2000 provision was reduced by approximately $750,000 for the effect of the exercise of non-qualified stock options. Excluding this amount, the 2000 effective tax rate would have been 34.2%. The increase from this amount to the 35.5% for the first quarter of 2001 is primarily attributable to increases in taxable income at the Massachusetts banks, relative to the Vermont bank.

The return on average equity was 16.63% for the second quarter of 2001, compared with an ROE of 17.32% in the same quarter of 2000. The return on average assets for the second quarter of 2001 was 1.51%, flat with the ROA of 1.52% for the second quarter of 2000. For the year to date, the average return on equity in 2001 was 16.89%, compared with 17.24% in 2000. The decline in ROE for the quarter and the year to date in 2001 has been a result of higher levels of unrealized gains on the investment portfolio. Unrealized gains (after tax) averaged approximately $5.4 million for the second quarter and $4.2 million for the year to date of 2001 versus average unrealized losses of approximately $7.5 million for the quarter and for the first six months of 2000.

The allowance for possible loan losses was $44.5 million at June 30, 2001, up from $39.6 million a year ago, and from $39.5 million at March 31, 2001. The acquisition of Maine Bank & Trust accounted for $4.2 million of the increase. Nonperforming assets plus loans 90 days past due and still accruing were $16.3 million at June 30, 2001, flat from a quarter ago and a year ago. Net charge-off activity totaled $1.1 million for the second quarter of 2001, compared with $3.8 million for the second quarter of 2000, or 0.04% and 0.13%, of average loans for the respective periods.

Kirk W. Walters, Executive Vice President and Chief Financial Officer of Chittenden Corporation, will host a conference call to discuss these earnings results at 1 p.m. eastern time on July 19, 2001. Interested parties may access the conference call by calling 877-715-5317. Participants are asked to call in a few minutes prior to the call in order to register for the event.

Internet access to the call is also available (listen only) by going to the Shareholders' Resource section of the Company's website at https://www.chittenden.com/corp.php. A replay of the call will be available through July 23, 2001, by calling 877-519-4471 (pin number is 2711472) or by going to the chittenden.com website.

The Company may answer one or more questions concerning business and financial developments and trends and other business and financial matters affecting the Company, some of the responses to which may contain information that has not previously been disclosed.

Chittenden is a bank holding company with total assets of $3.9 billion at June 30, 2001. Its subsidiary banks are Chittenden Bank, The Bank of Western Massachusetts, Flagship Bank and Trust Company, and Maine Bank & Trust Company. Chittenden Bank also operates under the names First Savings of New Hampshire and Mortgage Service Center, and it owns The Pomerleau Agency, and Chittenden Securities, Inc. The Company offers a broad range of financial products and services, including deposit accounts and services; consumer, commercial, and public sector loans; insurance; brokerage; and

                                     -more-

Chittenden Corporation
2 Burlington Square
P.O. Box 820
Burlington, Vermont 05402-0820        Kirk W. Walters                 [LOGO]
802-658-4000                          (802) 660-1561

--------------------------------------------------------------------------------
For Immediate Release

investment and trust services to individuals, businesses, and the public sector. To find out more about Chittenden and its products, visit our web site at www.chittenden.com. Chittenden Corporation news releases, including earnings announcements, are available via fax by calling 800-758-5804. The six-digit code is 124292.

CHITTENDEN CORPORATION
SELECTED FINANCIAL DATA
(Unaudited)
(In Thousands, except for ratios, shares and per share amounts)

Period End Balance Sheet Data                               6/30/01        3/31/01       12/31/00        6/30/00
-----------------------------                               -------        -------       --------        -------

Cash and Cash Equivalents                                  $228,073       $192,047       $178,621       $155,785

Securities                                                  571,025        546,991        585,281        613,104
FHLB Stock                                                   13,613         12,927         12,311         12,311
Loans Held For Sale                                          34,327         25,422         44,950          8,848

Loans:
  Commercial                                                632,768        535,518        515,926        492,238
  Municipal                                                  62,535         93,848         83,566         67,942
  Real Estate:
    Residential                                             997,019        987,142      1,024,174      1,065,837
    Commercial                                              785,223        703,336        723,339        720,532
    Construction                                             52,772         52,814         57,701         70,684
                                                     ------------------------------------------------------------
      Total Real Estate                                   1,835,014      1,743,292      1,805,214      1,857,053
  Consumer                                                  405,185        429,588        451,392        512,265
                                                     ------------------------------------------------------------

Total Loans                                               2,935,502      2,802,246      2,856,098      2,929,498
  Less:  Allowance for Possible Loan Losses                (44,541)        (39,546)       (40,255)       (39,643)
                                                     -------------------------------------------------------------
Net Loans                                                 2,890,961      2,762,700      2,815,843      2,889,855

Other Real Estate Owned                                         625            328            513            579
Goodwill                                                     35,058         15,210         15,721         16,745
Other Assets                                                124,347        117,072        116,621        118,864
                                                     ------------------------------------------------------------

Total Assets                                             $3,898,029     $3,672,697     $3,769,861     $3,816,091
                                                     ============================================================

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
Deposits:
  Demand                                                   $567,788       $481,119       $530,975       $496,762
  Money Market and Savings                                2,044,384      1,902,051      1,934,227      1,828,440
  Certificates of Deposit less than $100,000
    and Other Time Deposits                                 644,701        617,988        615,336        617,941
  Certificates of Deposit $100,000 and Over                 195,832        222,097        211,869        221,762
                                                     ------------------------------------------------------------
Total Deposits                                            3,452,705      3,223,255      3,292,407      3,164,905

Short-Term Borrowings                                        45,422         45,425         93,757        286,013
Accrued Expenses and Other Liabilities                       50,969         58,641         41,631         31,429
                                                     ------------------------------------------------------------
Total Liabilities                                         3,549,096      3,327,321      3,427,795      3,482,347

Total Stockholders' Equity                                  348,933        345,376        342,066        333,744
                                                     ------------------------------------------------------------

Total Liabilities and Stockholders' Equity               $3,898,029     $3,672,697     $3,769,861      3,816,091
                                                     ============================================================

Book Value per Common Share                                  $13.60         $13.42         $13.11          12.47
Common Shares Outstanding                                25,649,528     25,742,410     26,097,084     26,754,968

Credit Quality Data
     Nonperforming Assets (including OREO)                  $13,314        $11,888        $11,889        $11,603
     90 days past due and still accruing                      3,082          4,318          4,595          4,751
                                                     ------------------------------------------------------------
     Total                                                  $16,396        $16,206        $16,484        $16,354
     Nonperforming Assets to Loans Plus OREO                    0.45%          0.42%          0.42%         0.40%
     Allowance to Loans                                         1.52%          1.41%          1.41%         1.35%
     Allowance to Nonperforming Loans (excluding              351.02%        342.09%        353.86%       359.61%
OREO)

QTD Average Balance Sheet Data
     Loans, Net                                          $2,891,964     $2,791,707     $2,879,986     $2,921,259
     Earning Assets                                       3,567,430      3,453,851      3,543,882      3,604,521
     Total Assets                                         3,796,249      3,658,274      3,751,586      3,840,153
     Deposits                                             3,341,300      3,193,635      3,256,504      3,192,879
     Stockholders'  Equity                                  345,566        343,077        338,316        336,093

CHITTENDEN CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(In Thousands, except for ratios, shares and per share amounts)

                                                           For the Three Months        For the Six Months
                                                              Ended June 30,             Ended June 30,
                                                           2001            2000           2001          2000
                                                           ----            ----           ----          ----
Interest Income:
 Interest on Loans                                      $57,955         $61,555       $116,062      $121,384
 Interest on Investments                                  9,931          10,366         19,962        21,202
                                                -------------------------------------------------------------
Total Interest Income                                    67,886          71,921        136,024       142,586
                                                -------------------------------------------------------------

Interest Expense:
  Deposits                                               24,430          26,176         51,400        50,655
  Short-term Borrowings                                     772           4,307          1,765         7,757
                                                -------------------------------------------------------------
Total Interest Expense                                   25,202          30,483         53,165        58,412

Net Interest Income                                      42,684          41,438         82,859        84,174
Provision for Possible Loan Losses                        2,041           2,175          3,991         4,350
                                                -------------------------------------------------------------

Net Interest Income after Provision
    for Possible Loan Losses                             40,643          39,263         78,868        79,824
                                                -------------------------------------------------------------

Noninterest Income:
  Investment Management and Trust Income                  3,849           3,124          7,225         6,617
  Service Charges on Deposit Accounts                     3,705           3,393          7,053         7,055
  Mortgage Servicing Income                                 944           1,121          1,922         2,058
  Gains on Sales of Loans, Net                            1,945             547          6,884         1,120
  Credit Card Income, Net                                 1,114           1,428          2,114         2,545
  Insurance Commissions, Net                                834             688          1,728         1,469
  Other                                                   3,052           3,256          5,716         6,226
                                                -------------------------------------------------------------
Total Noninterest Income                                 15,443          13,557         32,642        27,090
                                                -------------------------------------------------------------

Noninterest Expense:
  Salaries and Employee Benefits                         18,452          15,924         36,236        32,253
  Net Occupancy Expense                                   4,260           3,668          8,995         8,502
  Other Real Estate Owned, Net                                8             (23)            47            (67)
  Amortization of Intangibles                               741             520          1,253         1,060
  Special Charges                                             -               -              -           833
  Other                                                  10,364          10,640         20,242        20,935
                                                -------------------------------------------------------------
Total Noninterest Expense                                33,825          30,729         66,773        63,516
                                                -------------------------------------------------------------

Income Before Income Taxes                               22,261          22,091         44,737        43,398
Income Tax Expense                                        7,935           7,620         15,900        14,336
                                                -------------------------------------------------------------

Net Income                                              $14,326          $14,471        $28,837       $29,062
                                                =============================================================

Weighted Average Common Shares Outstanding           25,698,586       27,169,070     25,828,602    27,648,697
Weighted Average Common and
   Common Equivalent Shares Outstanding              25,992,162       27,457,560     26,115,511    27,971,691

Earnings Per Share, Basic                                 $0.56            $0.53          $1.12         $1.05
Earnings Per Share, Diluted                                0.55             0.53           1.10          1.04
Dividends Per Share                                        0.24             0.24           0.48          0.46

Operating Net Income                                    $14,326         $14,471        $28,837       $29,854
Operating Earnings Per Share, Basic                        0.56            0.53           1.12          1.08
Operating Earnings Per Share, Diluted                      0.55            0.53           1.10          1.07

Return on Average Equity (1)                               16.63%         17.32%         16.89%         17.24%
Return on Average Assets (1)                                1.51%          1.52%          1.56%          1.56%
Net Yield on Earning Assets                                 4.87%          4.66%          4.83%          4.74%

(1) Returns on Average Equity and Assets are on an operating basis in 2000.

CHITTENDEN CORPORATION
Consolidated Statements of Income (Unaudited)
($ in thousands)

                                                                    QTR         QTR         QTR          QTR         QTR
                                                                   06/30/00    09/30/00     12/31/00    03/31/01    06/30/01
Interest Income:
 Interest on Loans                                                  $61,555     $62,962      $62,337     $58,108     $57,955
 Interest on Investments                                             10,366      10,240        9,976      10,031       9,931
                                                                -------------------------------------------------------------
Total Interest Income                                                71,921      73,202       72,313      68,139      67,886

Interest Expense:
  Deposits                                                           26,176      27,792       28,939      26,970      24,430
  Short-term Borrowings                                               4,307       3,797        2,090         993         772
                                                                -------------------------------------------------------------
Total Interest Expense                                               30,483      31,589       31,029      27,963      25,202

Net Interest Income                                                  41,438      41,613       41,284      40,176      42,684
Provision for Possible Loan Losses                                    2,175       2,175        2,175       1,950       2,041
                                                                -------------------------------------------------------------

Net Interest Income after Provision
    for Possible Loan Losses                                         39,263      39,438       39,109      38,226      40,643
                                                                -------------------------------------------------------------

Noninterest Income:
  Investment Management and Trust Income                              3,124       3,482        3,467       3,376       3,849
  Service Charges on Deposit Accounts                                 3,393       3,335        3,485       3,349       3,705
  Mortgage Servicing Income                                           1,121       1,029          992         978         944
  Gains on Sales of Loans, Net                                          547         903          833       4,940       1,945
  Credit Card Income, Net                                             1,428       1,440        1,364       1,000       1,114
  Insurance Commissions, Net                                            688         774          651         894         834
  Other                                                               3,256       2,867        2,407       2,663       3,052
                                                                -------------------------------------------------------------
Total Noninterest Income                                             13,557      13,830       13,199      17,200      15,443

Noninterest Expense:
  Salaries and Employee Benefits                                     15,924      16,259       16,059      17,785      18,452
  Net Occupancy Expense                                               3,668       3,862        3,849       4,735       4,260
  Other Real Estate Owned,  Expense, Net                                (23)         54           67          39           8
  Amortization of Intangibles                                           520         521          520         512         741
  Other                                                              10,640      10,032       11,031       9,878      10,364
                                                                -------------------------------------------------------------
Total Noninterest Expense                                            30,729      30,728       31,526      32,949      33,825

Income Before Income Taxes                                           22,091      22,540       20,782      22,477      22,261
Income Tax Expense                                                    7,620       7,792        5,905       7,965       7,935
                                                                -------------------------------------------------------------
Net Income                                                           14,471      14,748       14,877      14,512      14,326
                                                                =============================================================

CHITTENDEN CORPORATION
CONSOLIDATED BALANCE SHEETS (Unaudited)
($ in thousands)


                                                      06/30/00        09/30/00        12/31/00        03/31/01         06/30/01
                                                      --------        --------        --------        --------         --------
ASSETS

Cash and Cash Equivalents                             $155,785        $135,361        $178,621        $192,047         $228,073
Securities Available For Sale                          625,415         587,687         597,592         559,918          584,638
Loans Held For Sale                                      8,848           6,893          44,950          25,422           34,327

Loans:
  Commercial                                           492,238         495,178         515,926         535,518          632,768
  Municipal                                             67,942          94,670          83,566          93,848           62,535

  Real Estate:
    Residential                                      1,065,837       1,047,749       1,024,174         987,142          997,019
    Commercial                                         720,532         722,601         723,339         703,336          785,223
    Construction                                        70,684          53,742          57,701          52,814           52,772
                                                  ------------------------------------------------------------------------------
    Total Real Estate                                1,857,053       1,824,092       1,805,214       1,743,292        1,835,014
  Consumer                                             512,265         515,013         451,392         429,588          405,185
                                                  ------------------------------------------------------------------------------
Total Loans                                          2,929,498       2,928,953       2,856,098       2,802,246        2,935,502
  Less:  Allowance for Possible Loan Losses            (39,643)        (39,945)        (40,255)        (39,546)         (44,541)
                                                  ------------------------------------------------------------------------------
Net Loans                                            2,889,855       2,889,008       2,815,843       2,762,700        2,890,961

Other Real Estate Owned                                    579             430             513             328              625
Other Assets                                           118,864         114,492         116,621         117,072          124,347
Goodwill                                                16,745          16,234          15,721          15,210           35,058
                                                  ------------------------------------------------------------------------------
Total Assets                                        $3,816,091      $3,750,105      $3,769,861      $3,672,697       $3,898,029
                                                  ==============================================================================

CHITTENDEN CORPORATION
CONSOLIDATED BALANCE SHEETS (Unaudited)
($ in thousands)

LIABILITIES AND STOCKHOLDERS' EQUITY


                                                     06/30/00        09/30/00        12/31/00        03/31/01         06/30/01
                                                     --------        --------        --------        --------         --------
Liabilities:
Deposits:

  Demand                                              $496,762        $511,599        $530,975        $481,119         $567,788
  Savings                                            1,828,440       1,881,873       1,934,227       1,902,051        2,044,384
  Time Deposits less than $100,000                     617,941         612,300         615,336         617,988          644,701
  Time Deposits $100,000 and over                      221,762         208,803         211,869         222,097          195,832
                                                  -------------------------------------------------------------------------------
Total Deposits                                       3,164,905       3,214,575       3,292,407       3,223,255        3,452,705

Short-Term Borrowings                                  286,013         162,386          93,757          45,425           45,422
Accrued Expenses and Other Liabilities                  31,429          36,262          41,631          58,641           50,969
                                                  -------------------------------------------------------------------------------
Total Liabilities                                    3,482,347       3,413,223       3,427,795       3,327,321        3,549,096

Total Stockholders' Equity                             333,744         336,882         342,066         345,376          348,933
                                                  -------------------------------------------------------------------------------

Total Liabilities and Stockholders' Equity          $3,816,091      $3,750,105      $3,769,861      $3,672,697       $3,898,029
                                                  ===============================================================================

CHITTENDEN CORPORATION
Selected Financial Data (Unaudited)
($ in thousands, except share and per share data)

                                                             QTD             QTD            QTD            QTD             QTD
                                                           6/30/00         9/30/00        12/31/00       3/31/01         6/30/01
                                                        ------------------------------------------------------------------------

Book Value per Common Share                                 $12.47          $12.77         $13.11         $13.42          $13.60
Tangible Book Value Per Share                                11.85           12.16          12.51          12.83           12.24
Common Shares Outstanding                               26,754,968      26,376,991     26,097,084     25,742,410      25,649,528


CREDIT QUALITY
Nonperforming assets                                        11,603          10,212         11,889         11,888          13,314
90 Days past due and still accruing                          4,751           4,133          4,595          4,318           3,082
Total Nonperforming assets plus 90 days past due            16,354          14,345         16,484         16,206          16,396
Nonperforming assets to loans plus OREO                      0.40%           0.35%          0.42%          0.42%           0.45%
Allowance to Loans                                           1.35%           1.36%          1.41%          1.41%           1.52%
Allowance to Nonperforming (excluding OREO)                359.61%         408.39%        353.86%        342.09%         351.02%

QTR Average Balance Sheet
Loans, Net                                               2,921,259       2,904,900      2,879,986      2,791,707       2,891,964
Earning Assets                                           3,604,521       3,578,436      3,543,882      3,453,851       3,567,430
Total Assets                                             3,840,153       3,804,885      3,751,586      3,658,274       3,796,249
Deposits                                                 3,192,879       3,212,766      3,256,504      3,193,635       3,341,300
Stockholders' Equity                                       336,093         332,601        338,316        343,077         345,566


Earnings Per Share, Basic                                     0.53            0.56           0.57           0.56            0.56
Earnings Per Share, Diluted                                   0.53            0.55           0.56           0.55            0.55
Dividends Per Share                                           0.24            0.24           0.24           0.24            0.24

Weighted Average Common Shares Outstanding              27,169,070      26,520,882     26,231,238     25,958,846      25,698,586
Weighted Average Common and Common
     Equivalent Shares Outstanding                      27,457,560      26,765,017     26,433,018     26,236,795      25,992,162


Return on Average Equity                                    17.32%          17.64%         17.49%         17.15%          16.63%
Return on Average Assets                                     1.52%           1.54%          1.58%          1.61%           1.51%
Net Yield on Earning Assets                                  4.66%           4.67%          4.70%          4.78%           4.87%